Exhibit 99.1

AsepticSure Proposed for Saudi Arabia
to help eliminate MERS-coronavirus

San Francisco, California, September 8, 2015.  Medizone International, Inc. (The Company) (OTCBB: MZEI, OTCQB: MZEI), manufacturers of the AsepticSure® Hospital Disinfection System, are pleased to announce the recent sale and delivery of the initial two AsepticSure systems to Al-Hidaya International Medical Services Company headquartered in Jeddah, the Kingdom of Saudi Arabia.  (https://alhidaya.com.sa ).

Al-Hidaya is under the leadership of Sheikh Saleh Salem M. Bahwini.   Sheikh Bahwini has committed to helping rid the Kingdom of the MERS-coronavirus.

Al-Hidaya has sponsored a trip to the Kingdom for Medizone’s President and Director of Medical Affairs, Dr. Michael E. Shannon M.A.,M.Sc.,M.D.  Dr. Shannon and his support team arrived in Jeddah the end of last week.  Dr. Shannon and the team had been graciously invited to the Kingdom by the Minister of Health’s Office.

With the support of Dr. Shannon, Al-Hidaya is working with the regulatory agencies to satisfy any remaining requirements to bring AsepticSure into the Kingdom and allow us to contribute to reducing the incidence of MERS-coronavirus in Saudi hospitals with the use of AsepticSure.  Dr. Shannon and his team will remain in Saudi Arabia until September 14th.

Prior to this trip Al-Hidaya International Medical Services Company had applied for Exclusive Distribution Rights for AsepticSure in the Kingdom.  Medizone had responded with a Letter of Intent to Grant such rights, subject to the completion of a formal contractual agreement.  Given Al-Hidaya’s demonstrated commitment and effort to date, Medizone believes the final contract details will be agreed to following current activities.

This Press Release may contain certain forward looking statements that could involve substantial risks and uncertainties, including, but not limited to, the results of ongoing clinical studies, economic conditions, product and technology development, production efficiencies, product demand, competitive products, competitive environment, successful testing and government regulatory issues. Additional risks are identified in the company’s filings made with the Securities and Exchange Commission.

For press information on Medizone International, please contact:

John Pentony, Investor and Media Relations
Medizone International, Inc.
T: 01 415 331-0202
E: j.pentony@medizoneint.com

For more information, visit:
http://www.medizoneint.com
Email: operations@medizoneint.com